UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 19, 2010

China Integrated Energy, Inc
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25413	65-0854589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dongxin Century Square, 7th Floor Hi-Tech Development District Xi’an, Shaanxi Province, People’s Republic of China 710043
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 011-86-29 8268 3920

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2010, Xi’an Baorun Industrial Development Co., Ltd., (the “Xi’an Baorun” ), a variable interest entity of China Integrated Energy, Inc. (the “Registrant”), entered into an acquisition agreement ( the “Shenmu Agreement”) with Lu Wen Hua, a resident of the People’s Republic of China, pursuant to which Xi’an Baorun acquired from Lu Wen Hua all right, title and equity interest in and to all assets owned by Lu Wen Hua in Shenmu Er Lin Tu Hong Tu Oil Supply Co., Ltd., a company organized under the laws of the People’s Republic of China  (the “Shenmu Co.”), including without limitation a gas station, land use rights, auxiliary construction, machinery and equipment, located at Shenmu County, Shaanxi Province, China.  In consideration for the acquired assets and land, Xi’an Baorun shall pay to Lu Wen Hua a total purchase price of RMB 61 million (approximately $9.2 million) in cash, of which RMB 36.6 million (approximately $5.5 million) was paid on the second business day after execution of the Shenmu Agreement, RMB 18.3 million (approximately $2.7 million) shall be paid sixty (60) days after the first payment upon completion of formalities including, specifically amendments to business licenses of Shenmu Co. and the gas station, and the remaining RMB 6.1 million (approximately $0.9 million) shall be paid within fifteen (15) business days of the first anniversary of Xi’an Baorun operating the gas station.  All the acquired assets were to be transferred to Xi’an Baorun within five (5) days of execution of the Shenmu Agreement.

On October 22, 2010, Xi’an Baorun entered into an acquisition agreement (the “Chongqing Agreement”) with Chongqing Huaneng Waste and Recyclable Materials Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Chongqing Huaneng”), Chongqing Tianrun Resources Development Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Chongqing Tianrun”), Liao Xiao Zhong, Xie Hui and Wang Xiao Yong, residents of the People’s Republic of China, pursuant to which Xi’an Baorun shall, upon closing, acquire all right, title and equity interest in and to all assets owned by Chongqing Huaneng in Chongqing Tianrun, including not limited to tangible and intangible assets, intellectual property, land, buildings and machinery and equipment, located in Chongqing City, China.  In consideration for the acquired assets, Xi’an Baorun shall pay to Chongqing Huaneng a total purchase price of RMB 110 million (approximately $16.5 million) in cash, of which RMB 66 million (approximately $9.9 million) shall be paid within ten (10) business days upon execution and effectiveness of this Chongqing Agreement and satisfaction of all closing conditions precedent therein, RMB 33 million (approximately $5.0 million) shall be paid upon closing and RMB 11 million (approximately $1.7 million) shall be paid within thirty (30) days of closing.  The closing conditions precedent include the issuance of a clean inspection report on Chongqing Tianrun by legal counsel and public accountants appointed by Xi’an Baorun and no violation of representations and warranties made by Chongqing Huaneng and Chongqing Tianrun’s prior shareholders.  The closing of the transactions contemplated by this Chongqing Agreement shall take place on the date that the formalities of amendment of registration with industry and commerce administration and other conditions set forth in the Chongqing Agreement are completed and satisfied.

Item 8.01  Other Events.

On October 25, 2010 and October 26, 2010, the Registrant issued press releases announcing the Shenmu gas station acquisition and the Chongqing assets acquisition, respectively. Copies of those press releases are attached to this report as Exhibits 99.1 and 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Equity Transfer Agreement by and between Xi’an Baorun Industrial Development Co., Ltd. and Lu Wen Hua, dated October 19, 2010.
10.2
Equity Transfer Agreement by and among Xi’an Baorun Industrial Development Co., Ltd., Chongqing Huaneng Waste and Recyclable Materials Co., Ltd., Chongqing Tianrun Resources Development Co., Ltd., Liao Xiao Zhong, Xie Hui and Wang Xiao Yong, dated October 22, 2010.

99.1	Press Release on October 25, 2010
99.2	Press Release on October 26, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2010	China Integrated Energy, Inc.

	By:	/s/ Gao Xincheng
Name: Gao Xincheng
Title: Chief Executive Officer and President